                                                                    Exhibit 6.16

                             ASSIGNMENT OF CONTRACT

Now on this 23rd day of September, 1999, for good and valuable consideration, the receipt of which is hereby acknowledged, Brooke Corporation does hereby transfer, set over, assign and convey to G. I. Agency, Inc., a Kansas Corporation, all of its right, title, and interest in and to an Agreement for Sale of Insurance Agency Assets, dated September 15, 1999 between Brooke Corporation and The Carris Agency, Inc. By virtue of this assignment, Assignee,
G. I. Agency, Inc. hereby assumes all rights, responsibilities, benefits and obligations of Brooke Corporation under such contract to the same extent and effect as if an original signatory thereof.

Brooke Corporation                           G. I. Agency, Inc.



By: /s/ Michael Hess                         By:  /s/ Robert D. Orr
   -------------------------------              --------------------------------
Michael Hess, President                      Robert D. Orr, Chairman

                                    AGREEMENT
                                       FOR
                         SALE OF INSURANCE AGENCY ASSETS

THIS AGREEMENT MADE this 20 day of August, 1999 by and between The Carris Agency, Inc. of 1st St. & Carl Albert Parkway, McAlester, Oklahoma 74501, hereinafter referred to as "Seller", and Brooke Corporation, hereinafter referred to as "Purchaser".

In consideration of the mutual promises, covenants, and agreements set forth hereinafter, the Seller does hereby agree to sell and the Purchaser does hereby agree to purchase the assets hereinafter described on the terms and conditions set forth as follows:

1. SUBJECT MATTER OF THE AGREEMENT. Seller hereby agrees to sell, transfer, assign and convey unto the Purchaser all of the Seller's right, title and interest in and to the general insurance agency assets owned by Seller. Such sale shall include the "book of business", goodwill, client lists, client records, client files, client renewals, claims records, and all other intangible assets associated with Seller's general insurance agency business which does business as The Carris Agency, Inc. or which may have done business under any other trade name. Such sale shall include computer equipment specifically identified on the listing attached hereto as Exhibit B. SUCH SALE SPECIFICALLY EXCLUDES SELLER'S CASH ACCOUNTS, CERTIFICATES OF DEPOSIT AND MONEY MARKET ACCOUNTS. All assets shall be conveyed unto Purchaser, free and clear of any claims, liens and encumbrances whatever.

2. PURCHASE PRICE. In consideration of the sale of the above described assets, the Purchaser agrees to pay the total sum of Four Hundred Sixty Five Thousand Dollars ($465,000.00) in the following manner:

(A) The sum of Four Thousand Six Hundred Fifty Dollars ($4,650.00) as earnest money, the receipt of which is hereby acknowledged.

(B) The sum of Seventeen Thousand Three Hundred Fifty Dollars ($17,350.00) shall be paid to seller at the date of closing.

(C) The sum of Two Hundred Ten Thousand Five Hundred Dollars ($210,500.00) shall be paid to seller THREE months after closing date.

(D) The sum of Two Hundred Thirty Two Thousand Five Hundred Dollars ($232,500.00) shall be paid to seller twelve months after closing date.

(E) It is agreed that Twenty Thousand Dollars ($20,000.00) of the total purchase price shall be allocated toward the purchase of computer equipment specifically identified on the listing attached hereto as Exhibit B. IT IS FURTHER AGREED THAT SAID ALLOCATION OF THE PURCHASE OF COMPUTER EQUIPMENT SHALL BE MADE FROM THE AMOUNTS PAID TO SELLER ON OR BEFORE THE DATE OF CLOSING PURSUANT TO PARAGRAPHS 2(A) AND 2(B) ABOVE.

(F) IT IS AGREED THAT NONE OF THE TOTAL PURCHASE PRICE SHALL BE ALLOCATED TO THE COVENANTS MADE BY THE SELLER IN PARAGRAPHS 8(A), 8(B) AND 8(C) OF THIS AGREEMENT.

3. CONVEYANCE OF TITLE TO PERSONAL PROPERTY. Seller shall convey title to the above described general insurance agency assets by a Bill of Sale which shall be executed, acknowledged, and delivered to the Purchaser on the closing date of this agreement, free of all liens and encumbrances whatever. The bill of sale shall be in the form attached hereto as Exhibit A and made a part hereof by reference.

4. CLOSING. Closing of this sale shall occur no later than September 15, 1999, unless a later date is required in order to satisfy the contingencies set forth hereinafter.

5. EFFECTIVE DATE OF TRANSFER OF BUSINESS AND OBLIGATIONS.

(A) All of the general insurance agency assets conveyed under the terms of this agreement shall be transferred as of the closing date. For the purpose of this agreement, the policy inception date will determine on which day the insurance was written. If premiums are paid by a policyholder to an insurance company in installments, it is agreed that the due date of each installment shall be considered a new policy inception date. The Purchaser shall be entitled to all commissions for insurance written by Seller, or Seller's directors, officers and employees on or subsequent to the closing date.

(B) Seller shall be liable for all debts, premiums, claims and obligations incurred prior to the closing date. All accounts receivables for insurance written prior to the closing date shall remain the separate property of the Seller, provided that Seller pays all debts, premiums, claims and obligations on insurance written prior to closing date.

(C) Purchaser will attempt to collect all funds owed to Seller for insurance written prior to the closing date. Seller appoints Purchaser as its attorney in fact to endorse checks made payable to Seller by policyholders or insurance companies. Any funds collected by Purchaser for the Seller will be remitted to Seller on a monthly basis.

(D) After the closing date, Seller shall not be responsible for payment to Purchaser of commissions on any reduction of premiums resulting from policy cancellations, policy endorsements or policy audits for insurance written prior to the closing date. Correspondingly, after the closing date, Purchaser shall not be responsible for payment to Seller of commissions on any additional premiums resulting from policy endorsements or policy audits for insurance written prior to the closing date.

(E) Seller shall remit to Purchaser on the closing date any funds received by Seller for insurance written on or subsequent to the closing date.

(F) Purchaser shall be entitled to all profit sharing commissions received after closing.

6.  HOLD HARMLESS GUARANTY.

(A) Seller hereby agrees and promises to hold Purchaser harmless for any and all liability that may arise by reason of Seller's or Seller's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy prior to the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Seller.

(B) Purchaser hereby agrees and promises to hold Seller harmless for any and all liability that may arise by reason of Purchaser's or Purchaser's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy after the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Purchaser.

7. CONTINGENCIES. This agreement is further subject to Purchaser being approved for agency contracts with all insurance companies currently represented by the Seller EXCEPTING MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY AND AFFILIATED COMPANIES AND REPUBLIC INSURANCE GROUP. In the event of non-approval of one or more of said contracts, this agreement may, at option of the Purchaser, become null and void and Purchaser shall be entitled to the return of all earnest money payments and all parties shall thereupon be released from any further liability under this agreement. In the event that a due diligence audit should disclose that Seller's commissions are not as warranted under paragraph 10(B) following, this agreement may be declared null and void and Purchaser shall be entitled to the return of all sum theretofore advanced, and all parties shall thereupon be released from any further liability under this agreement.

8.  COVENANTS OF SELLER.

(A) Seller does, hereby, covenant and agree that it's directors, officers and employees will, at all times, assist and cooperate with Purchaser in transferring to Purchaser all general insurance business previously written, serviced or sold by Seller or Seller's directors, officers or employees.

(B) Seller and Nick Carris, individually further agree that they will not engage directly or indirectly in the business of selling insurance policies in or within a 50 mile radius of McAlester, Oklahoma, for a period of five (5) years from and after the closing date. Seller and Nick Carris, individually further agree that for a period of five (5) years from and after the closing date, they will not solicit or write insurance policies for any customers that are a part of the book of business sold pursuant to this agreement and will not directly or indirectly attempt to divert any customer that is a part of the book of business sold pursuant to this agreement from continuing to do business with Purchaser.

(C) Seller does, hereby, covenant and agree to enforce, for the continued benefit of Purchaser, all non solicitation agreements or non compete agreements currently in force between Seller and its directors, officers, independent contractors and employees.

9. WARRANTIES AND REPRESENTATIONS OF THE PURCHASER. The Purchaser warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the State of Kansas. Purchaser warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

10. WARRANTIES AND REPRESENTATIONS OF THE SELLERS.

(A) Seller warrants that it is a corporation, duly organized, existing and in good standing under the laws of the State of Oklahoma. Seller warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof. Seller warrants that it is the sole owner of the assets to be conveyed under the terms of this agreement and has sole authority to make such conveyance.

(B) The Seller warrants and represents that it has received insurance sales commissions, excluding profit sharing commissions and brokered policies commissions, of at least Three Hundred Six Thousand Dollars ($306,000.00), for the twelve (12) month period ending June 30, 1999.

(C) The Seller warrants and represents that it is the sole and legitimate owner of the general insurance agency assets to be purchased and sold pursuant to this agreement.

(D) The Seller warrants and represents that it currently has an errors and omissions insurance policy in force and that a "tail" policy will be or has been purchased which provides for continuing errors and omissions insurance coverages, and will provide Purchaser with proof of such coverage upon request.

11. USE OF NAME AND PO BOX AND TELEPHONE NUMBER. As a result of the sale contemplated herein, the Purchaser shall on and after the date of closing be entitled to the use of the trade name The Carris Agency. Furthermore, the Seller shall not use or authorize the use of said trade name to sell insurance policies. The Purchaser shall acquire all rights to the telephone listings and telephone numbers listed under said trade name and to the Post Office Box listed under such name.

12.  SECURITY INTEREST.

(A) To secure the payment of the sums described in paragraph 2(C) and 2(D) hereof, Purchaser hereby grants to Seller a security interest in and to the insurance agency assets which are purchased from Seller pursuant to this agreement.

(B) The Purchaser agrees to execute and deliver to the Sellers a UCC-1 financing statement evidencing said security interest in from suitable for filing.

13.  DEFAULT.

(A) Time is of the essence of this agreement. In the event that the Purchaser shall fail to pay the amount due on the date of closing, then this agreement shall immediately become null and void and the Seller shall be entitled to retain the earnest money described in paragraph 2(A) hereof as liquidated damages. In said event, this agreement shall thereafter be null and void.

(B) In the event that the Purchaser shall fall to make any of the installment payments described in paragraph 2(C) and 2(D) hereof, then the Seller, or their authorized agents, shall give written notice of such default to the Purchaser at the address shown hereinafter. In the event that such default is not cured within thirty (30) days of the mailing of such notice, then the Seller shall be entitled to take possession and control of all of the property and casualty insurance agency assets secured hereunder, subject to any other security interests, and in said event the Purchaser agrees to transfer, convey, and deliver all of said assets peacefully to the Seller.

14. ASSIGNMENT OF PURCHASER'S INTEREST. It is agreed that Purchaser has the unconditional right to assign or transfer all of Purchaser's rights and obligations obtained or incurred pursuant to this agreement to a qualified assignee or purchaser capable and having financial resources to honor all commitments contained herein, as may be determined by Purchaser. In the event of any such assignment or transfer, Purchaser hereby guaranties all payments due Seller under the terms of this agreement.

15. MISCELLANEOUS AGREEMENTS OF THE PARTIES.

(A) Unless otherwise agreed to in writing, the Purchaser shall not assume any of Seller's obligations with regards to employees, lessors (real or personal property), vendors, suppliers, advertisers or utility companies.

(B) PURCHASER SPECIFICALLY AGREES TO ASSUME SELLER'S OBLIGATION TO PAY $2,648.55 TO SOUTHWESTERN BELL FOR YELLOW PAGES ADVERTISING AT THE RATE OF $331.05 PER MONTH UNTIL THE CURRENT CONTRACT EXPIRES IN MARCH, 2000.

16. ENTIRE AGREEMENT. This agreement contains all of the terms and conditions of agreement between the parties hereto relative to the subject matter hereof, and no other agreement relative thereto between them, whether past, present or future, shall be valid unless the same is reduced to writing and signed by each of the parties.

17.  NOTICES.

Notices which may be required to be sent to the Purchaser in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid, and addressed to:

                  Kyle Garst, State Manager
                  Brooke Corporation
                  2500 E. Steeplechase Road
                  Edmond, Oklahoma 73034

or such other addresses as may be furnished to the Seller in writing.

(B) Notices which may be required to be sent to the Seller in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid and addressed to:

                  Nick Carris
                  The Carris Agency, Inc.
                  1st St. & Carl Albert Parkway
                  McAlester, Oklahoma 74501

or such other addresses as may be furnished to the Purchaser in writing.

17. BINDING EFFECT. This agreement executed in triplicate shall be binding upon each of the parties hereto, their heirs, administrators, successors and assigns. The use of the masculine shall include the feminine, and the use of the singular shall include the plural. This agreement may not be modified or amended unless such modifications or amendments are reduced to writing.

Seller                                     Purchaser
THE CARRIS AGENCY, INC.                    BROOKE CORPORATION

By: /s/ Nick Carris                        By: /s/ Kyle Garst
   ------------------------------             ---------------------------------
Title: President                           Title: State Manager
      ---------------------------                ------------------------------
 /s/ Nick Carris
---------------------------------
Nick Carris, individually

                                    Exhibit A

                                  BILL OF SALE


Now on this 15 day of September, 1999 for good and valuable consideration, the receipt of which is hereby acknowledged, The Carris Agency, Inc., of McAlester, Oklahoma, as Seller, hereby sells, transfers, assigns and conveys unto Brooke Corporation, as Purchaser, all of the Seller's right, title and interest in and to the general insurance agency assets carried under the name of The Carris Agency, Inc., or any other name in which Seller has any interest therein. Such sale shall consist of Seller's general book of insurance business", including goodwill, client lists, client records, client files, client renewals, claims records, and all other intangible assets associated with Seller's insurance agency in McAlester, Oklahoma or elsewhere. Such sale shall also include computer equipment specifically identified on the listing attached hereto as Exhibit B. SUCH SALE SPECIFICALLY EXCLUDES SELLER'S CASH ACCOUNTS, CERTIFICATES OF DEPOSIT AND MONEY MARKET ACCOUNTS.

All assets are hereby conveyed unto Purchaser, free and clear of any claims, liens, taxes and encumbrances whatever.

                                         SELLER
                                         THE CARRIS AGENCY, INC.
Attest:
                                         By: /s/ Nick Carris
                                            -----------------------------------
                                         Title: President
 /s/ Nick Carris                               --------------------------------
------------------------------
Secretary


State of Oklahoma
County of         Pittsburg
          -------------------------

         Be it remembered that on this 2 day of SEPT, 1999, before me, a Notary Pubic, in and for the County and State aforesaid, appeared KYLE GARST who is known to me and who executed the above and foregoing Bill of Sale.

                                                   /s/ Mitzi P. Bernardi
                                                   ----------------------------
                                                   Notary Public

My Commission Expires: 06-06-02


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